Henry Maier, President & CEO of FedEx Ground, Joins CarParts.com Board

TORRANCE, California – April 6, 2021 – CarParts.com, (NASDAQ: PRTS) a leading e-commerce auto parts company dedicated to getting drivers back on the road, today announces that it has appointed Henry Maier to its board of directors. Maier is a 35-year veteran of FedEx Corporation, where he currently serves as president and CEO of the FedEx Ground operating unit.

At CarParts.com, Maier will bring his logistics and supply chain expertise to bear and support the company’s continued disruption of the aftermarket parts industry. He joined FedEx in 1986 and has held a number of strategic roles; since 2013, he has been responsible for overseeing the second largest parcel carrier in the U.S. with 650 facilities.

“The last twelve months have accelerated consumer online shopping behaviors by several years. E-commerce companies with efficient supply chains are now regularly surpassing legacy retailers across every vertical,” said Henry Maier, president & CEO of FedEx Ground. “Early in their tenure, Lev and his executive team invested in their supply chain to create a competitive advantage; that foresight is why CarParts.com is so highly scalable today.”

“Since 2019, we’ve focused on restoring the company’s fundamentals and turning it into an organization we’d be proud to own ourselves. We’ve embraced a right part, right time, right place mentality that has guided our growth and demanded an expanding supply chain,” said Lev Peker, chief executive officer of CarParts.com. “With Henry’s expertise, we’re poised to maximize the potential of our 2-step distribution model and take the company to its next level.”

Maier’s appointment fills one of two board vacancies created by the retirement of co-founders Sol Khazani and Mehran Nia.

“Both Sol and I are incredibly proud of the company we founded 26 years ago. The last two years of recovery and exponential growth have given us the confidence to finally step back and fully hand over the reins to Lev and his team. With ample cash and no debt, we feel great about the financial stability of the company.” said Mehran Nia, co-founder of CarParts.com. “We believe in CarParts.com’s mission to be the number one trusted destination for customers thinking about repair and maintenance with the parts, tools, and information they need to get back on the road; there’s no doubt in our minds that the company is on track to do just that.”

Peker added, “Since I joined CarParts.com, Mehran and Sol have been an invaluable resource, sharing guidance and mentorship that helped put us in a position to grow and scale like never before. The entire CarParts.com team thanks them for their years of dedication to the company.”

About CarParts.com

With over 25 years of experience, and more than 50 million parts delivered, we’ve streamlined our website and sourcing network to better serve the way drivers get the parts they need. Utilizing the latest technologies and design principles, we’ve created an easy-to-use, mobile-friendly shopping experience that, alongside our own nationwide distribution network, cuts out the brick-and-mortar supply chain costs and provides quality parts at a budget-friendly price.

CarParts.com (NASDAQ: PRTS) is headquartered in Torrance, California.

Media:

Ben Wilsker

617-650-9901
CarPartsPR@5wpr.com

Investors:

Ryan Lockwood
IR@CarParts.com